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                                BOOMTOWN, INC.

EXHIBIT 11.1 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (LOSS) OF THE
                              COMPANY

                                                   Three Months Ended        Six Months Ended
                                                         March 31,               March 31,
                                                     1995        1996        1995        1996
                                                  ----------  ----------  ----------  ----------
Net income (loss) applicable to Common Stock      $  401,314  $   48,362  $  637,212  $ (308,615)
                                                  ----------  ----------  ----------  ----------
                                                  ----------  ----------  ----------  ----------
Weighted average shares outstanding                9,226,627   9,242,634   9,225,601   9,237,854

Net effect of dilutive stock options based
  on the treasury stock method using
  the average market price                           358,917     311,048     358,917          --
                                                  ----------  ----------  ----------  ----------
Total weighted average shares outstanding          9,585,544   9,552,010   9,584,518   9,242,634
                                                  ----------  ----------  ----------  ----------
                                                  ----------  ----------  ----------  ----------
Net income (loss) per share of Common Stock       $     0.04  $     0.01  $     0.07  $    (0.03)
                                                  ----------  ----------  ----------  ----------
                                                  ----------  ----------  ----------  ----------

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